Exhibit 99.1

Diamondback Energy, Inc. Completes Acquisition of QEP Resources, Inc.

Midland, TX (March 17, 2021)—Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced that it has completed its previously announced acquisition of QEP Resources, Inc. (NYSE: QEP) (“QEP”) in an all-stock merger following approval of the merger and related proposals by the QEP stockholders at their special meeting held on March 16, 2021.

QEP reported the results of its stockholder vote at the special meeting on its Form 8-K with the Securities and Exchange Commission on March 16, 2021.

As previously announced, in the merger, QEP stockholders will receive 0.05 of a share of Diamondback common stock for each share of QEP common stock issued and outstanding immediately prior to the effective time of the merger, with cash to be received in lieu of any fractional shares. As a result of the merger, QEP common stock will no longer be listed for trading on NYSE and its reporting obligations under the Securities Exchange Act of 1934 will be suspended.

“We are excited to announce that we have completed our acquisition of QEP. This deal, along with our recently completed acquisition of certain assets from Guidon Operating LLC (the “Guidon acquisition”) bolsters our depth of Tier 1 Midland Basin inventory and positions us to allocate a majority of our capital to the high-returning Midland Basin for the foreseeable future. We look forward to updating the market on our progress on synergy capture and laying out the pro forma operating plan for 2021 as soon as practicable,” stated Travis Stice, Chief Executive Officer of Diamondback.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including the current adverse industry and macroeconomic conditions, commodity price volatility, production levels, the impact of the recent presidential and congressional elections on energy and environmental policies and regulations, any other potential regulatory actions (including those that may impose production limits in the Permian Basin), the impact and duration of the ongoing COVID-19 pandemic, acquisitions and sales of assets (including the recently completed Guidon acquisition and the merger discussed in this news release and anticipated synergies), future dividends, production, drilling and capital expenditure plans, severe weather conditions (including the impact of the recent severe winter storms on production volumes), impact of impairment charges and effects of hedging arrangements. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission (“SEC”), including its reports on Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com